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                                                                   Exhibit 10.11

                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT

      This EMPLOYMENT AGREEMENT ("Agreement") is dated as of the first day of January, 2000 and is by and between MCSi, Inc., a Maryland corporation (formerly known as Miami Computer Supply Corporation), (the "Corporation") and Michael E. Peppel (the "Executive").

                                   WITNESSETH:

      WHEREAS, the Executive is presently a director and the President and Chief Executive Officer of the Corporation who, in accordance with the policies established by the Board of Directors of the Corporation (the "Board"), develops and oversees the implementation of the goals and objectives of the Corporation (the "Employer"); and

      WHEREAS, the Employer desires to be ensured of the Executive's continued active participation in the business of the Employer;

      NOW THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

      1. Definitions. The following words and terms shall have the meanings set forth below for the purposes of this Agreement:

      (a) Affiliates. "Affiliates" of the Corporation, or a person "affiliated" with the Corporation, are any persons or entities which, directly or indirectly, through one or more intermediaries, controls or are controlled by or are under common control with, the persons or entities specified.

      (b) Base Salary. "Base Salary" shall have the meaning set forth in Section 3(a) hereof.

      (c) Cause. Termination of the Executive's employment for "Cause" shall mean termination because of willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties which failure is not reasonably cured within ten (10) days after receipt of written notice from the Employer, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order or material breach of any provision of this Agreement. For purposes of this paragraph, no act or failure to act on the Executive's part shall be considered "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive's action or omission was in the best interest of the Employer. Cause shall be determined in good faith by the affirmative vote of a majority of the whole Board of Directors (excluding the Executive) after the Executive has been provided the opportunity to make a presentation to the Board, which presentation to the Board may be with counsel.

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Peppel Employment Agreement
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      (d) Change in Control of the Corporation. "Change in Control of the
Corporation" shall mean the occurrence of any of the following events: (i) a change in control of a nature that would be required to be reported in response to Item 1(a) of Form 8-k or Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended ("Exchange Act"), or any successor thereto, whether or not any class of securities of the Corporation is registered under the Exchange Act; (ii) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) or group of persons other than the Executive or the Corporation, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing 20% or more of the combined voting power of the Corporation's then outstanding securities; (iii) during any period of thirty six consecutive months, individuals who at the beginning of such period constitute the Board of Directors of the Corporation cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; or (iv) any person or group of persons, other than the Corporation, is or becomes the beneficial owner, directly or indirectly, of securities representing 20% or more of the combined voting power of the Corporation's then outstanding securities and the Corporation ceases to be registered under Section 12 of the Exchange Act (a "going private" transaction) and the Executive has sold less than 20% of the shares of common stock of the Corporation then owned, legally or beneficially, by him in the going private transaction.

      (e) Code. "Code" shall mean the Internal Revenue Code of 1986, as amended.

      (f) Customer. "Customer" shall have the meaning set forth in Section 9(a)(ii) hereof.

      (g) Date of Termination. "Date of Termination" shall mean (i) if the Executive's employment is terminated for Cause, Disability or for Retirement, the date specified in the Notice of Termination, and (ii) if the Executive's employment is terminated for any other reason, the date on which a Notice of Termination is given or as specified in such Notice. For purposes of this Agreement, the Date of Termination shall also mean the date of the occurrence of a Change of Control of the Corporation which shall be determined by the Board of Directors in good faith for purposes of this Agreement.

      (h) Disability. Termination by the Employer of the Executive's employment based on "Disability" shall mean termination because of any physical or mental impairment which qualifies the Executive for disability benefits under the applicable long-term disability plan maintained by the Employer or any subsidiary or, if no such plan applies, which would qualify the Executive for disability benefits under the Federal Social Security System.

      (i) IRS. "IRS" shall mean the Internal Revenue Service.

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Peppel Employment Agreement
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      (j) Notice of Termination. Any purported termination of the Executive's employment by the Employer for any reason, including without limitation for Cause, Disability or Retirement, or by the Executive for any reason shall be communicated by a written "Notice of Termination" to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a dated notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated, (iii) specifies a Date of Termination, which shall be not less than thirty (30) nor more than ninety (90) days after such Notice of Termination is given, except in the case of the Employer's termination of Executive's employment for Cause for which the Date of Termination may be the date of the notice; and (iv) is given in the manner specified in Section 14 hereof.

      (k) Person. "Person" shall have the meaning set forth in the Section 9(a)(i) hereof.

      (l) Retirement. "Retirement" shall mean voluntary termination by the Executive in accordance with the Employer's retirement policies, including early retirement, generally applicable to the Employer's salaried employees.

      (m) Subsidiary. "Subsidiary" shall mean any subsidiary of the Corporation.

      2. Term of Employment.

      (a) The Employer hereby employs the Executive as President and Chief Executive Officer of the Corporation, and Executive hereby accepts said employment and agrees to render such services to the Employer, on the terms and conditions set forth in this Agreement. Unless extended as provided in this
Section 2, this Agreement shall terminate three (3) years after the Effective Date (defined in Section 22 hereof); provided, however, this Agreement shall be automatically renewed on its anniversary date ("Annual Renewal Date") each year for one (1) additional year so that this Agreement shall continue in effect for a period ending three (3) years from each Annual Renewal Date unless either party shall give written notice of non-renewal, in accordance with Section 14 hereof to the other party at least thirty (30) days prior to an Annual Renewal Date, in which event this Agreement shall continue in effect for a term ending on the third consecutive Annual Renewal Date immediately following such notice. Reference herein to the term of this Agreement shall refer both to the initial term and any successive term as the context requires.

      (b) During the term of this Agreement, the Executive shall perform such executive services for the Employer as is consistent with his title of President and Chief Executive Officer and as directed, from time to time, by the Board of Directors, including but not limited to, the supervision of the Corporation's day-to-day operations. The Executive shall devote his full time, attention and energies to the business of the Corporation and shall not, during the term hereof (as defined in Section 2(a)), be employed or involved in any other business activity, whether or not such activity is pursued for gain, profit or other pecuniary advantage, except for (i) volunteer services for

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Peppel Employment Agreement
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or on behalf of such religious, educational, non-profit and/or other eleemosynary organization as Executive may wish to serve, (ii) service as a director of as many as three (3) for-profit business activities, (iii) services as an officer or employee of another for-profit business as permitted by a vote of Board of Directors (without the Executive's participation or vote), and (iv) such other activities as may be specifically approved by the Board of Directors (without the Executive's participation or vote). This restriction shall not, however, preclude the Executive from employment in any capacity with Affiliates of the Corporation, nor shall any remuneration from such Affiliates be considered in calculating the Base Salary (as defined in Section 3(a)) due to Executive hereunder.

      3. Compensation and Benefits.

      (a) For services rendered hereunder by the Executive, the Employer shall compensate and pay Executive for his services during the term of this Agreement at a minimum base salary of two hundred and fifty thousand dollars ($250,000.00) per year for calendar year 2000, three hundred thousand dollars ($300,000.00) per year for calendar year 2001 and three hundred and fifty thousand dollars ($350,000.00) per year for calendar year 2002 ("Base Salary"), which Base Salary may be increased (for 2000 or any future year) from time to time in such amounts as may be determined by the Board of Directors of the Employer. In addition to his Base Salary, the Executive shall receive during the term of this Agreement a bonus equal to nine percent (9%) of the consolidated pre-tax profits of the Corporation before employee profit sharing or any other bonuses, payable concurrently with the Base Salary, not to exceed one hundred percent (100%) of the Executive's Base Salary, plus such other bonus payments as may be determined by the Board of Directors of the Employer.

      (b) The Executive and the Corporation acknowledge that, in conjunction with this Agreement, the Board of Directors has previously granted to Executive, pursuant to the terms of the Corporation's 1996 Stock Option Plan and/or 2000 Stock Option Plan (the "Option Plans"), options to acquire shares of the Corporation's common stock ("Common Stock") per year as follows:

 Grant Date     No. of Shares    Exercise Price         Vesting Schedule
 ----------     -------------    --------------         ----------------
 May 9, 2000       90,000           $ 22.125      Fully vested and immediately
                                                  exercisable on date of grant

July 20, 2000      90,000           $19.0625      Fully vested and immediately
                                                  exercisable on January 1, 2001

July 20, 2000      90,000           $19.0625      Fully vested and immediately
                                                  exercisable on January 1, 2002

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      Pursuant to the terms of the Option Plans, payment for shares may be made by the Executive by delivering shares of Common Stock (including shares acquired pursuant to the exercise of an option) or other property equal in Fair Market Value (as defined in the Option Plans) to the purchase price of the shares to be acquired pursuant to the option, by withholding some of the shares of Common Stock which are being purchased upon exercise of an option, or any combination of the foregoing.

      (c) During the term of the Agreement, Executive shall be entitled to participate in and receive the benefits of any pension or other retirement benefit plan, the 401(k) plan, profit sharing, stock option, employee stock ownership, or other plans, benefits and privileges given to employees and executives of the Employer, to the extent commensurate with his then duties and responsibilities, as fixed by the Board of Directors of the Employer. The Employer shall not make any changes in such plans, benefits or privileges which would adversely affect Executive's rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all executive officers of the Employer and does not result in a proportionately greater adverse change in the rights of or benefits to Executive as compared with any other executive officer of the Employer. Nothing paid to Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the base salary payable to Executive pursuant to Section 3(a) hereof.

      (d) During the term of this Agreement, Executive shall be entitled to five
(5) weeks (25 working days) paid vacation in each calendar year to be taken and determined in accordance with the vacation policies and procedures as established from time to time by the Board of Directors of the Employer. Executive shall also be entitled to all paid holidays to which similarly situated executives and key management employees of the Corporation are entitled. The Executive shall be entitled to paid leave due to physical illness in each calendar year to be taken and determined in accordance with the policies and procedures as established from time to time by the Board of Directors. Executive shall not be entitled to receive any additional compensation from the Employer for failure to take a vacation, or failure to use "sick days," nor shall Executive be able to accumulate unused vacation or "sick" time from one year to the next, except to the extent authorized by the Board of Directors of the Employer or pursuant to the policies of the Corporation.

      (e) The Corporation shall provide the Executive with secretarial and support staff and furnished offices and conference facilities in Dayton, Ohio and in such other location, if any, in which the Executive hereafter agrees to perform services on behalf of the Corporation, all of which shall be consistent with the Executive's duties as a director and the President and Chief Executive Officer of the Corporation and sufficient for the efficient performance of those duties. Nothing in this Agreement shall be construed to require the Executive to perform or discharge his duties to the Corporation at any office or location outside of Dayton, Ohio.

      4. Expenses. The Employer shall reimburse Executive or otherwise provide for or pay for all reasonable expenses incurred by Executive in furtherance of, or in connection with the business of the Employer, including, but not by way of limitation, traveling expenses, and all

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Peppel Employment Agreement
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reasonable entertainment expenses, subject to such reasonable documentation and other limitations as may be established by the Board of Directors of the Employer. The Employer shall furnish to the Executive an automobile and shall pay for all gas, oil, repairs, maintenance, insurance and other related costs of such vehicle's operation up to $1,200 per month. If any expenses are paid in the first instance by Executive, the Employer shall reimburse the Executive therefor.

      5. Termination.

      (a) The Employer shall have the right, at any time upon prior Notice of Termination, to terminate the Executive's employment hereunder for any reason, including without limitation termination for Cause, Disability or Retirement, and Executive shall have the right, upon prior Notice of Termination, to terminate his employment hereunder for any reason.

      (b) In the event that (i) Executive's employment is terminated by the Employer for Cause or (ii) Executive terminates his employment hereunder other than as a result of a Change in Control of the Corporation, Executive shall have no right pursuant to this Agreement to compensation or other benefits for any period after the applicable Date of Termination.

      (c) In the event that (i) Executive's employment is terminated by the Employer for other than Cause, including termination due to Disability, Retirement or the Executive's death, or (ii) such employment is terminated by the Executive due to a material breach of this Agreement by the Employer, which breach has not been cured within fifteen (15) days after a written notice of non-compliance has been given by the Executive to the Employer, then the Employer shall, subject to the provisions of Section 6 hereof, if applicable,

            (A) Pay to the Executive, in a lump sum or in thirty-six (36) equal monthly installments (at the Executive's option) beginning with the first business day of the month following the Date of Termination, a cash severance amount equal to three (3) times the Executive's current Base Salary plus the greater of three (3) times: (X) 100% of the bonus paid to the Executive in the prior calendar year, or (Y) the projected annualized bonus to be paid to the Executive in the current calendar year, and

            (B) Maintain and provide for a period ending at the earlier of (i) the expiration of the remaining term of employment pursuant hereto prior to the Notice of Termination or (ii) the date of the commencement of Executive's full-time employment with another employer (provided that the Executive is entitled under the terms of such employment to benefits substantially similar to those described in this subparagraph (B)), at no cost to the Executive, the Executive's continued participation in all group insurance, life insurance, health and accident, disability and other employee benefit plans, programs and arrangements in which the Executive was entitled to participate immediately prior to the Date of Termination (other than stock option and restricted stock plans of the Employer), provided that in the event that the Executive's participation in any plan,

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Peppel Employment Agreement
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program or arrangement as provided in this subparagraph (B) is barred or during such period any such plan, program or arrangement is discontinued or the benefits thereunder are materially reduced, the Employer shall arrange to provide the Executive with benefits substantially similar to those which the Executive was entitled to receive under such plans, programs and arrangements immediately prior to the Date of Termination at Employer's sole expense.

      (d) In the event that there occurs a Change in Control of the Corporation (whether or not the Executive's employment is terminated by the Corporation (or any successor thereto or assignee thereof) or by the Executive), then the Employer shall:

            (A) Pay to the Executive, in a lump sum payable within five business days following the Date of Termination, a cash severance amount equal to four
(4) times the Executive's current Base Salary plus the greater of four (4) times: (X) 100% of the bonus paid to the Executive in the prior calendar year, or (Y) the projected annualized bonus to be paid to the Executive in the current calendar year, and

            (B) Maintain and provide for a period ending at the earlier of (i) the expiration of the remaining term of employment pursuant hereto prior to the Notice of Termination or (ii) the date of the commencement of Executive's full-time employment with another employer (provided that the Executive is entitled under the terms of such employment to benefits substantially similar to those described in this subparagraph (B)), at no cost to the Executive, the Executive's continued participation in all group insurance, life insurance, health and accident, disability and other employee benefit plans, programs and arrangements in which the Executive was entitled to participate immediately prior to the Date of Termination (other than stock option and restricted stock plans of Employer), provided that in the event the Executive's participation in any plan, program or arrangement is barred or discontinued or the benefits thereunder are materially reduced, the Employer shall arrange to provide the Executive with benefits substantially similar to those which the Executive was entitled to receive under such plans, programs and arrangements immediately prior to the Date of Termination at Employer's sole expense.

      6. Additional Benefits under Certain Circumstances.

      (a) If the payments and benefits pursuant to Section 5 hereof, either alone or together with other payments and benefits which the Executive has the right to receive from the Employer would constitute a "parachute payment" as defined in Section 280G(b)(2) of the Code (the "Initial Parachute Payment"), then the Employer shall pay to the Executive, in either thirty-six (36) equal monthly installments beginning with the first business day of the month following the Date of Termination or in a lump sum within five business days following the Date of Termination (at the Executive's election), a cash amount equal to the sum of the following:

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Peppel Employment Agreement
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            (A) twenty (20) percent (or such other percentage equal to the tax rate imposed by Section 4999 of the Code) of the amount by which the Initial Parachute Payment exceeds the Executive's "base amount" from the Employer, as defined in Section 280G(b)(3) of the Code, with the difference between the Initial Parachute Payment and the Executive's base amount being hereinafter referred to as the "Initial Excess Parachute Payment"; and,

            (B) such additional amount (tax allowance) as may be necessary to compensate the Executive for the payment by the Executive of all applicable federal, state and local income and excise taxes on the payment provided under clause (A) above and on any payments under this clause (B). In computing such tax allowance, the payment to be made under clause (A) above shall be multiplied by the "gross up percentage" ("GUP"). The GUP shall be determined as follows:

                                             Tax Rate
                               GUP =
                                           1- Tax Rate

      The Tax Rate for purposes of computing the GUP shall be the highest marginal federal, state and local income and employment-related tax rate, including any applicable excise tax rate, applicable to the Executive in the year in which the payment under clause (A) above is made.

      (b) Notwithstanding the foregoing, if it shall subsequently be determined in a final judicial determination or a final administrative settlement to which the Executive is a party that the actual excess parachute payment as defined in
Section 280G(b)(1) of the Code is different from the Initial Excess Parachute Payment (such different amount being hereafter referred to as the "Determinative Excess Parachute Payment"), then the Employer's independent tax counsel or accountants shall determine the amount (the "Adjustment Amount") which either the Executive must pay to the Employer or the Employer must pay to the Executive in order to put the Executive (or the Employer, as the case may be) in the same position the Executive (or the Employer, as the case may be) would have been if the Initial Excess Parachute Payment had been equal to the Determinative Excess Parachute Payment. In determining the Adjustment Amount, the independent tax counsel or accountants shall take into account any and all taxes (including any penalties and interest) paid by or for the Executive or refunded to the Executive or for the Executive's benefit. As soon as practicable after the Adjustment Amount has been so determined, the Employer shall pay the Adjustment Amount to the Executive or the Executive shall repay the Adjustment Amount to the Employer, as the case may be.

      (c) In each calendar year that the Executive receives payments of benefits under this Section 6, the Executive shall report on his federal, state and local income tax returns such information as is consistent with the determination made by the independent tax counsel or accountants of the Employer as described above. The Employer shall indemnify and hold the Executive harmless from any and all losses, costs and expenses (including without limitation,

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Peppel Employment Agreement
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reasonable attorneys' fees, interest, fines and penalties) which the Executive incurs as a result of so reporting such information. The Executive shall promptly notify the Employer in writing whenever the Executive receives notice of the institution of an investigation or a judicial or administrative proceeding, formal or informal, in which the federal, state or local tax treatment under Section 4999 of the Code of any amount paid or payable under this Section 6 is being reviewed or is in dispute. The Employer shall assume control, at its expense, over all legal and accounting matters pertaining to such federal tax treatment (except to the extent necessary or appropriate for the Executive to resolve any such proceeding with respect to any matter unrelated to amounts paid or payable pursuant to this Section 6) and the Executive shall cooperate fully with the Employer in any such proceeding. The parties hereto shall not enter into any compromise or settlement or otherwise prejudice any rights the other party may have in connection therewith without the prior consent of the other party.

      7. Mitigation; Exclusivity of Benefits.

      (a) The Executive shall not be required to mitigate the amount of any benefits hereunder by seeking other employment or otherwise, nor shall the amount of any such benefits be reduced by any compensation earned by the Executive as a result of employment by another employer after the Date of Termination or otherwise.

      (b) The specific arrangements referred to herein are not intended to exclude any other benefits which may be available to the Executive upon a termination of employment with the Employer pursuant to employee benefit plans of the Employer or otherwise.

      8. Withholding. All payments required to be made by the Employer hereunder to the Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Employer may reasonably determine should be withheld pursuant to any applicable law or regulation.

      9. Non-solicitation of Customers and Employees.

            (a) The Executive hereby acknowledges and recognizes the highly competitive nature of the business of the Corporation and accordingly agrees that, during the term of this Agreement and, in consideration of the receipt of any payment pursuant to this Agreement, for a period of one year following the date of termination of the Executive's employment under this Agreement, unless otherwise agreed to in writing by the Corporation, the Executive shall not, either directly or indirectly, in any manner or capacity, whether as principal, agent, partner, officer, director, employee, joint venturer, salesman, or corporate shareholder or otherwise for the benefit of any Person (as defined below), (i) render services to, or solicit the rendering of services to, any Person in competition with the business of the Corporation, which then is, or at any time during a period of one year prior to the termination of the Executive's employment under this Agreement (the "Termination Date"), was a Customer (as defined below) of the Corporation, or (ii) solicit the

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rendering of services to any Person of any kind whatsoever which is then or has been at any time during a period of one year prior to the Termination Date a Customer, employee, salesperson, agent or representative of the Corporation in any manner which interferes or might interfere with the relationship of the Corporation with such Person, or in an effort to obtain such Person as a customer, supplier, employee, salesperson, agent or representative of any business in competition with the Corporation, or (iii) for a period of one year following the Termination Date, hire or participate in the hiring by any Person of an employee of the Corporation.

      (i) "Person" means any individual, trust, partnership, corporation, limited liability company, association, or other legal entity.

      (ii) "Customer" means any Person with which the Corporation or any subsidiary is currently engaged to provide goods or services, has been engaged to provide goods or services within twelve (12) months prior to the Termination Date, or actively marketed, discussed a project with, negotiated with, provided a bid to or otherwise communicated with in an effort to obtain an engagement to provide goods or services sold by the Corporation or any subsidiary within twelve (12) months prior to the Termination Date.

      (b) It is expressly understood and agreed that although the Executive and the Corporation consider the restrictions contained in Section 9(a) of this Agreement reasonable for the purpose of preserving for the Corporation its good will and other proprietary rights, if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction contained in Section 9(a) of this Agreement is an unreasonable or otherwise unenforceable restriction against the Executive, the provisions of Section 9(a) of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.

      10. Disclosure of Confidential Information. The Executive acknowledges that the Corporation's trade secrets, as they may exist from time to time, and confidential information concerning its products, programs, technical information, procurement and sales activities and procedures, identity of customers and potential customers, business plans, promotion and pricing techniques, and credit and financial data concerning customers are valuable, special and unique assets of the Corporation. In light of the highly competitive nature of the industry in which the Corporation's business is conducted, the Executive agrees that all knowledge and information described in the preceding sentence not in the public domain and heretofore or in the future obtained by the Executive shall be considered confidential information. Executive agrees that he will not disclose any or such secrets, processes or information to any Person or other entity for any reason or purpose whatsoever, except as necessary in the performance of his duties as an employee of or consultant to the Corporation and then only upon a written confidentiality agreement in such form and content as requested by the Corporation from time to time, nor shall the Executive make use of any such secrets, processes or information (other than information in the public domain) for his own purposes or for the benefit of himself, any Person or other entity (except the Company and its

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Peppel Employment Agreement
Page 11


subsidiaries) under any circumstances, for a period of three years after the Date of Termination. The provisions contained in this Section 10 shall also apply to information obtained by the Executive with respect to any future Subsidiary of the Corporation.

      11. Business Information. Upon the termination of his employment with the Corporation, Executive (or, as appropriate, his personal representatives) shall deliver to the Corporation (without retaining copies of the same), all plans, source codes, designs, customer lists, correspondence, records, documents, accounts and papers of any description and any other property of the Corporation within the possession or under the control of Executive (or, as appropriate, his personal representatives) and relating to the affairs and business of the Corporation, whether drafted, created or compiled by Executive or received by Executive from other individuals or entities (whether employees of or affiliated with the Corporation).

      12. Remedies. The Executive acknowledges and agrees that the Company's remedy at law for a breach or threatened breach of any of the provisions of
Section 9, Section 10 or Section 11 of this Agreement would be inadequate and, in recognition of this fact, in the event of a breach or threatened breach by the Executive of any of the provisions of Section 9, Section 10 or Section 11 of this Agreement, it is agreed that, in addition to any remedy at law, the Corporation shall be entitled to without posting any bond, and the Executive agrees not to oppose the Corporation's request in the nature of specific performance, temporary restraining order, temporary or permanent injunction, or any other equitable relief or remedy which may then be available, provided, however, nothing herein shall be deemed to relieve the Corporation of its burden to prove grounds warranting such relief nor preclude the Executive from contesting such grounds or facts in support thereof. Nothing herein contained shall be construed as prohibiting the Corporation from pursuing any other remedies available to it for such breach or threatened breach.

      13. Assignability. The Employer shall assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any Person with or into which the Employer may hereafter merge or consolidate or to which the Employer may transfer all or substantially all of its assets, and if in any such case said Person shall by operation of law or expressly in writing assume all obligations of the Employer hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder. Failure of such person to assume the Employer's obligations hereunder shall be a material breach of this Agreement and shall entitle the Executive to the same amounts and on the same terms as set forth herein. As used in this Agreement, the term "Employer" shall mean the Employer as hereinbefore defined and any successor to or assign of its business and/or assets. The Executive may not assign or transfer this Agreement or any rights or obligations hereunder except with respect to death or Disability benefits payable hereunder.

      14. Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when

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delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

         To the Employer:   Board of Directors
                            MCSi, Inc.
                            4750 Hempstead Station Drive
                            Dayton, Ohio  45429

                                    and

         With a copy to:    Elias, Matz, Tiernan & Herrick L.L.P.
                            734 15th Street, N.W.
                            Washington, D.C.  20005

         To the Executive:  Michael E. Peppel
                            9520 Cutlers Trace
                            Dayton, Ohio  45458

      15. Amendment; Waiver. This Agreement shall be effective as of January 1, 1998 even though it is executed thereafter. This Agreement supersedes and replaces the Employment Agreement by and between the Executive and the Employer dated May 30, 1996, which shall be, upon the execution of this Agreement, terminated, null and void effective as of January 1, 1998. This Agreement represents the entire agreement of the parties relating to subject matter hereof. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer or officers as may be specifically designated by the Board of Directors of the Employer to sign on its behalf. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

      16. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Ohio.

      17. Nature of Obligations. The obligations of the Employer hereunder are unsecured and nothing contained herein shall create or require the Employer to create a trust of any kind to fund any benefits which may be payable hereunder.

      18. Interpretation and Headings. This Agreement shall be interpreted in order to achieve the purposes for which it was entered into. The section headings contained in this

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Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      19. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect. With respect to Section 9 of this Agreement, in the event any court of competent jurisdiction determines that such provisions are unreasonable or contrary to law with respect to their time or geographic restriction, or both, the parties hereto authorize such court to substitute restrictions as it deems appropriate without invalidating such paragraph or this Agreement.

      20. Binding Agreement. This Agreement shall immune to the benefit of, and be enforceable by, the parties hereto and their respective personal representative, distributees, devisees, legatees, executors, administrators, heirs, successors and assignees. If the Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to the Executive's designee(s) (or if there is no designee, to his estate).

      21. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

      22. Effective Date. Although executed on the date set forth above, the parties hereto intend that this Agreement shall be effective beginning on January 1, 2000 (the "Effective Date").

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      IN WITNESS WHEREOF, this Agreement has been executed on the 10th day of
October, 2000.

Attest:                                    MCSi, INC.


                                           By:    /s/ Harry F. Radcliffe
-----------------------------                     ----------------------
                                           Name:  Harry F. Radcliffe
                                           Title: Chairman Compensation
                                                   Committee

                                           EXECUTIVE


                                            By:  /s/ Michael E. Peppel
-----------------------------                     ----------------------
                                                    Michael E. Peppel